Exhibit (d)(34)(iii)

AMENDMENT NO. 2 TO THE

SUBADVISORY AGREEMENT

(Schroders Global Multi-Asset Portfolio)

This Amendment No. 2 (this “Amendment”) to the Subadvisory Agreement by and between Schroder Investment Management North America Inc. (the “Subadviser”) and Brighthouse Investment Advisers, LLC (the “Adviser”), dated August 4, 2017, as amended (the “Agreement”), with respect to the Schroders Global Multi-Asset Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust I (the “Trust”), is effective as of January 1, 2024.

WHEREAS, the Subadviser provides certain investment advisory services to the Adviser pursuant to the Agreement, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the Adviser and the Subadviser desire to amend such fees pursuant to Paragraph 8 of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Subadviser hereby agree that the Agreement is amended as follows:

1.	CHANGE TO COMPENSATION OF SUBADVISER

a. Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation of the Subadviser. In consideration of services rendered pursuant to this Agreement, the Adviser shall pay the Subadviser a fee at an annual rate of 0.355% of the first $250 million of the average daily net assets, 0.325% of the next $500 million of such assets, 0.295% of the next $500 million of such assets, 0.280% of the next $500 million of such assets, and 0.250% of such assets greater than $1.75 billion. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Adviser is paid by the Portfolio pursuant to the Management Agreement.

If the Subadviser shall serve for less than the whole month or another agreed upon interval, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Subadviser, the value of the Portfolio’s net assets allocated to the Subadviser by the Adviser shall be computed at the times and in the manner specified in the Trust’s Registration Statement.

The Adviser may from time to time waive the compensation it is entitled to receive from the Portfolio, however, any such waiver will have no effect on the Adviser’s obligation to pay the Subadviser the compensation provided for herein.

b. Schedule A of the Agreement is hereby deleted in its entirety.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall be effective as of January 1, 2024.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 25th day of March, 2024.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Thomas Watterson
Name:	Thomas Watterson
Title:	Secretary

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA, INC.

By:	/s/ David Marshall
Name:	David Marshall
Title:	Authorized Signatory

By:	/s/ William Sauer
Name:	William Sauer
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to the

Schroders Global Multi-Asset Portfolio Subadvisory Agreement]